Exhibit 23.4

Consent of Jun He Law offices, PRC Counsel

January 5, 2010

IFM Investments Limited

26/A, East Wing, Hanwei Plaza

No.7 Guanghua Road, Chaoyang District

Beijing

People’s Republic of China

Dear Sir or Madam:

We hereby consent to references to our name and legal opinion by IFM Investments Limited under the heading “Risk Factors”, “Enforceability of Civil Liabilities” and “Legal Matters” in Form F1 dated January 5, 2010.